Exhibit 99.1


                      K-Swiss Reports First Quarter Results


    WESTLAKE VILLAGE, Calif.--(BUSINESS WIRE)--April 27, 2006--K-Swiss Inc. (NASDAQ/NM: KSWS) today announced results for the first quarter ended March 31, 2006.

    Financial Highlights

    Net earnings and net earnings per diluted share for the first quarter of 2006 decreased 3.7% and 2.8%, respectively, to $24,910,000, or $0.70 per diluted share, compared with $25,864,000, or $0.72 per diluted share, in the prior-year period.
    For the first quarter of 2006, total worldwide revenues decreased 2.1% to $149,984,000 compared with $153,143,000 in the prior-year period. Domestic revenues decreased 12.1% to $103,384,000 in the first quarter, and international revenues increased 31.1% to $46,600,000.

    Futures Orders

    Worldwide futures orders with start ship dates from April through September decreased 1.2% to $214,723,000 at March 31, 2006, compared with $217,396,000 at March 31, 2005. Domestic futures orders decreased 15.9% to $142,770,000 at March 31, 2006, from $169,749,000 at March
31, 2005. International futures orders increased 51.0% to $71,953,000 at March 31, 2006, from $47,647,000 the previous year.

    Stock Repurchase Program

    The Company purchased 10,000 shares of Class A Common Stock during the first quarter of 2006 for a total expenditure of approximately $289,000 as part of its stock repurchase program. At March 31, 2006, there remains authorization to repurchase approximately 4,101,000 shares under the Company's existing stock repurchase program. Since August 1996, K-Swiss has purchased a total of 25.3 million shares of Class A Common Stock for a total expenditure of $163.6 million.
    K-Swiss also issued guidance for the second quarter of 2006 and for 2006. The Company expects revenues for the second quarter of 2006 to be approximately $125 to $135 million and earnings per diluted share to be in the range of $0.43 to $0.51. The Company expects full year revenues to be approximately $460 to $480 million and expects to report full year earnings per diluted share of approximately $1.55 to $1.70.
    The Company's estimates for the second quarter of 2006 and full year 2006 reflect the continued investments in marketing, sales and product development for the Royal Elastics brand as well as the expansion of European operations. They are based upon the following assumptions: gross margins will be approximately 46%; SG&A will not rise above $37 million for the quarter and $137 million for the year; cancellations will be moderate; and the Company's growth initiatives with respect to Royal Elastics will not exceed a net loss of $0.08 per share for the year.
    Steven Nichols, Chairman of the Board and President, stated, "The first quarter results continue to reflect the negative trends we have been experiencing in our domestic business as the decline in domestic revenues and backlog more than offset the 31% increase in revenues and the 51% increase in the backlog we generated in our international business. With current backlog trends signaling no immediate turnaround in domestic sales, reigniting the domestic business is our highest priority. We have been through two other domestic downturns in the past, and fully expect to draw on that experience to develop the appropriate plan of action to affect a domestic turnaround. Realistically, we do not expect this turnaround to happen until 2007 at the earliest. However, the timing of a recent retirement and a resignation among our senior marketing and product development team present the opportunity to add fresh product and marketing talent to our team at the right time. We are also fortunate that the strength in our international business is somewhat mitigating the slowdown in our USA business and that our strong balance sheet affords us the opportunity to make the prudent decisions for the long term."

    Investor Conference Call and Web Simulcast

    K-Swiss will conduct a conference call on its first quarter 2006 earnings release on April 27, 2006, at 11:00 a.m. EDT. The number to call for this interactive teleconference is (913) 981-5519. A replay of this conference call will be available until May 4, 2006, by dialing (719) 457-0820 and entering the passcode, 7340503.
    The Company will also provide an online Web simulcast and rebroadcast of this conference call. The live broadcast of K-Swiss' quarterly conference call will be available online at www.streetevents.com and www.earnings.com on April 27, 2006, beginning at 11:00 a.m. EDT. The online replay will follow shortly after the call and continue through May 11, 2006.

    K-Swiss Inc. designs, develops and markets an array of athletic footwear for high performance sports use, fitness activities and casual wear under the K-Swiss brand. The Company also designs and manufactures footwear under the Royal Elastics brand. Royal Elastics, a wholly owned subsidiary, is the leading innovator of slip-on, laceless footwear.

    Certain matters discussed in this press release are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to: non-achievement of the assumptions discussed herein, general and regional economic conditions, industry trends, merchandise trends, including market acceptance of the Company's training shoe and new Limited Edition lines, and Royal Elastics brand, market acceptance of the Company's casual product in Europe, customer demand, competition, the impact of terrorism and/or a potential global conflict on the worldwide economy, dependence on large customers and credit concentrations and order cancellations and reduced sales resulting from a slower worldwide economy. A complete description of these factors, as well as others which could affect the Company's business, is set forth in the Company's periodic filings, including its Form 10-Q for the quarter ended March 31, 2006, which is currently on file with the SEC. "Backlog" as of any date, represents orders scheduled to be shipped within the next six months. Backlog does not include orders scheduled to be shipped on or prior to the date of determination of backlog. The mix of "futures" and "at-once" orders can vary significantly from quarter to quarter and year to year and, therefore, "futures" are not necessarily indicative of revenues for subsequent periods.


           K-Swiss Inc. Consolidated Statements of Earnings
            (In thousands, except earnings per share data)

                                                   Three Months Ended
                                                        March 31,
                                                    2006        2005
                                                      (Unaudited)
Revenues                                          $149,984   $153,143
Cost of goods sold                                  80,361     81,160
                                                  --------   --------
  Gross profit                                      69,623     71,983
Selling, general and
   administrative expenses                          34,426     32,339
                                                  --------   --------
  Operating profit                                  35,197     39,644
Interest income, net                                 1,301        518
                                                  --------   --------
Earnings before income taxes                        36,498     40,162
Income tax expense                                  11,588     14,298
                                                  --------   --------
  Net earnings                                     $24,910    $25,864
                                                  ========   ========
Basic earnings per share                             $0.73      $0.75
                                                  ========   ========
Diluted earnings per share                           $0.70      $0.72
                                                  ========   ========
Weighted average number of
   shares outstanding
  Basic                                             34,257     34,536
  Diluted                                           35,341     36,049


                 K-Swiss Inc. Condensed Balance Sheets
                            (In thousands)
                                                        March 31,
                                                    2006        2005
                                                  --------   --------
                          ASSETS                      (Unaudited)

CURRENT ASSETS
Cash and cash equivalents                         $191,634   $134,057
Accounts receivable, net                            81,211     90,838
Inventories                                         53,361     55,494
Prepaid expenses and other                           2,529      2,955
Deferred taxes                                       3,858      2,816
                                                  --------   --------
  Total current assets                             332,593    286,160
PROPERTY, PLANT AND EQUIPMENT, NET                   8,742      8,480
OTHER ASSETS
Intangible assets                                    4,700      4,700
Deferred taxes                                       3,616      4,648
Other                                                6,274      5,583
                                                  --------   --------
                                                    14,590     14,931
                                                  --------   --------
                                                  $355,925   $309,571
                                                  ========   ========

                 LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Bank lines of credit                              $   --       $7,481
Trade accounts payable                              13,534     19,686
Accrued liabilities                                 31,108     28,107
                                                  --------   --------
    Total current liabilities                       44,642     55,274
OTHER LIABILITIES                                   11,010     13,163
STOCKHOLDERS' EQUITY                               300,273    241,134
                                                  --------   --------
                                                  $355,925   $309,571
                                                  ========   ========




    CONTACT: K-Swiss Inc.
             George Powlick, 818-706-5100